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                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE

                                [New York Office]

                                                                January 14, 1998

                                Time Warner Inc.
                           Time Warner Companies, Inc.
                        Turner Broadcasting System, Inc.

Ladies and Gentlemen:

          We have acted as counsel for Time Warner Inc., a Delaware corporation (the "Issuer"), Time Warner Companies, Inc., a Delaware corporation ("TWC") and Turner Broadcasting System, Inc., a Georgia corporation ("TBS" and, together with TWC, the "Guarantors"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to
(i) the debt securities of the Issuer (the "Debt Securities") and (ii) the guarantees of the Debt Securities by the Guarantors (the "Guarantees"). The Debt Securities and the Guarantees will be issued under an Indenture (the "Indenture"), among the Issuer, the Guarantors and The Chase Manhattan Bank (the "Trustee"), as Trustee, filed as Exhibit 4.1 to the Registration Statement.

          In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate of Incorporation, as amended, of each of the Issuer, TWC and TBS, (b) the By-laws, as amended, of each of the Issuer, TWC and TBS, (c) the Indenture, (d) the form of the Debt Securities, (e) the resolutions of the Board of Directors of each of the Issuer, TWC and TBS authorizing the registration of the Debt Securities and the Guarantees and






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(f) certain resolutions adopted by the Board of Directors of each of the Issuer,
TWC and TBS.

          Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of opinion that:

               1. The Issuer is a corporation validly existing and in good standing under the laws of State of Delaware.

               2. TWC is a corporation validly existing and in good standing under the laws of the State of Delaware.

               3. TBS is a corporation validly existing and in good standing under the laws of the State of Georgia.

               4. The Indenture has been duly authorized, and when executed and delivered, and the Debt Securities, when duly authorized, issued, authenticated and delivered in accordance with the terms of the Indenture, and the Guarantees related thereto, will constitute legal, valid and binding obligations of the Issuer and the Guarantors, respectively, entitled to the benefits of the Indenture and enforceable against the Issuer and the Guarantors, respectively, in accordance with their respective terms.

          The opinion set forth above in paragraph 4 is qualified to the extent we have assumed the due execution and delivery of the Indenture by the Trustee pursuant to appropriate corporate authority.

          Our opinion set forth above in paragraph 4 is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect. The enforceability of the Issuer's and the Guarantors' obligations is also subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          Our opinion set forth above in paragraphs 3 and 4 in so far as it involves matters of law of the State of Georgia is qualified to the extent we have relied upon the opinion dated January 14, 1998, of Louise S. Sams, Esq.,








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Vice President and General Counsel of TBS (the "Sams Opinion"), a copy of which has been delivered to you, and we have assumed, without independent investigation, the correctness of, and take no responsibility for, the Sams Opinion.

          We are aware that we are referred to under the heading "Legal Opinions" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.



                                            Very truly yours,



Time Warner Inc.
Time Warner Companies, Inc.
Turner Broadcasting System, Inc.
    75 Rockefeller Plaza
       New York, NY 10019


337A







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